EXHIBIT 32

Pursuant to Section 906 of the Public Company Accounting Reform and Investor Protection Act of 2002 (18 U.S.C 1350, as adopted), Benjamin Hong, Chief Executive Officer of Nara Bancorp, Inc. (the “Company”) and Timothy Chang, Chief Financial Officer of the Company hereby certifies that, to the best of their knowledge:

1.	The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, and to which this Certification is attached as Exhibit 99.1 (the “Periodic Report”), fully complies with the requirements of section 13(a) or section 15(d) of the Securities Exchange Act of 1934, and

2.	The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the 13th day of August, 2003.

/s/ Benjamin Hong

Chief Executive Officer

/s/ Timothy Chang

Chief Financial Officer